Runway Growth Finance Corp. Reports Second Quarter 2024 Financial Results

Delivered Total and Net Investment Income of $34.2 million and $14.6 million, Respectively

Investment Portfolio of $1.1 billion

Conference Call Today, Thursday, August 8, 2024 at 5:00 p.m. ET

MENLO PARK, Calif., August 8, 2024—Runway Growth Finance Corp. (Nasdaq: RWAY) (“Runway Growth” or the “Company”), a leading provider of flexible capital solutions to late- and growth-stage companies seeking an alternative to raising equity, today announced its financial results for the second quarter ended June 30, 2024.

Second Quarter 2024 Highlights

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Total investment income of $34.2 million
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Net investment income of $14.6 million, or $0.37 per share
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Net asset value of $13.14 per share
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Dollar-weighted annualized yield on debt investments of 15.1% for the quarter
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Two investments completed in new portfolio companies representing $75.5 million in funded loans
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Aggregate proceeds of $25.3 million received from principal prepayments, and $1.3 million received from scheduled amortizations
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Repurchased 1,074,842 shares of the Company's common stock during the second quarter under previously authorized $25.0 million share repurchase program

Third Quarter 2024 Distributions

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Declared third quarter 2024 regular dividend of $0.40 per share
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Declared third quarter 2024 supplemental dividend of $0.05 per share

“In the second quarter, Runway Growth executed on two new investments as the Company thoughtfully expanded its high quality, late-stage portfolio,” said David Spreng, Founder and CEO of Runway Growth. “Heading into the second half of the year our pipeline is strong, and we remain focused on the performance of our portfolio while capitalizing on opportunities to re-deploy capital and increase the overall diversification of our investments. As a result of our strict underwriting and ongoing monitoring of our portfolio, we feel confident in our ability to position our shareholders for long-term returns.”

Second Quarter 2024 Operating Results

Total investment income for the quarter ended June 30, 2024 was $34.2 million, compared to $41.9 million for the quarter ended June 30, 2023.

Net investment income for the quarter ended June 30, 2024 was $14.6 million, or $0.37 per share, compared to $19.7 million, or $0.49 per share, for the quarter ended June 30, 2023.

The Company's dollar-weighted annualized yield on average debt investments for the quarter ended June 30, 2024 was 15.1%. The Company calculates the yield on dollar-weighted debt investments for any period measured as (1) total investment-related income during the period divided by (2) the daily average of the fair value of debt investments, including investments on non-accrual status, outstanding during the period.

Total operating expenses for the quarter ended June 30, 2024 were $19.6 million, compared to $22.2 million for the quarter ended June 30, 2023.

Net realized gain (loss) on investments was zero for both quarters ended June 30, 2024 and June 30, 2023.

For the quarter ended June 30, 2024, net change in unrealized loss on investments was $6.3 million, compared to a net change in unrealized gain on investments of $2.6 million for the comparable prior year period.

Portfolio and Investment Activity

As of June 30, 2024, Runway Growth’s investment portfolio had an aggregate fair value of approximately $1.06 billion in 55 portfolio companies, and was comprised of approximately $1.02 billion in term loans, 98.6% of which are senior secured loans, and $48.2 million in warrants and other equity-related investments.

During the second quarter of 2024, Runway Growth funded $0.7 million in the Runway-Cadma I LLC joint venture, and completed two investments in new portfolio companies, representing $75.4 million in funded loans, net of upfront loan origination fees.

Total portfolio investment activity for the three and six months ended June 30, 2024 was as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Beginning investment portfolio	$1,016,332	$1,160,316	$1,067,009	$1,126,309
Purchases of investments	75,383	50,669	100,025	63,540
Purchases of U.S. Treasury Bills	—	—	—	34,974
PIK interest	2,687	6,028	6,863	9,783
Sales and prepayments of investments	(25,312)	(88,709)	(59,761)	(98,901)
Scheduled repayments of investments	(1,333)	(2,764)	(1,746)	(6,771)
Sales and maturities of U.S. Treasury Bills	—	(35,000)	(42,029)	(35,000)
Amortization of fixed income premiums or accretion of discounts	1,867	2,137	5,880	5,005
Net realized gain (loss) on investments	—	—	—	(1,178)
Net change in unrealized gain (loss) on investments	(6,300)	2,644	(12,917)	(2,440)
Ending investment portfolio	$1,063,324	$1,095,321	$1,063,324	$1,095,321

Net Asset Value

As of June 30, 2024, net asset value (“NAV”) per share was $13.14, compared to $14.17 as of June 30, 2023. Total net assets at the end of the second quarter was $506.4 million, down 12% from $573.9 million as of June 30, 2023.

For the quarter ended June 30, 2024, net increase in net assets resulting from operations was $8.3 million, or $0.21 per share, compared to a net increase in net assets resulting from operations of $22.3 million, or $0.55 per share, for the quarter ended June 30, 2023.

Liquidity and Capital Resources

As of June 30, 2024, the Company had approximately $249.8 million in available liquidity, including unrestricted cash and cash equivalents of $8.8 million and $241.0 million in available borrowing capacity under the Company’s credit facility, subject to existing terms, advance rates and regulatory and covenant requirements.

The Company ended the quarter with a core leverage ratio of approximately 110%, compared to 91% for the quarter ended March 31, 2024.

Distributions

On July 30, 2024, the Company’s board of directors declared a regular quarterly distribution of $0.40 per share for the third quarter of 2024, payable on August 26, 2024, to stockholders of record as of August 12, 2024. In addition, the Company’s board of directors declared a supplemental distribution of $0.05 per share for the third quarter of 2024 that is also payable on August 26, 2024 to stockholders of record as of August 12, 2024.

Share Repurchase Program

On November 2, 2023, the Company’s board of directors approved a share repurchase program (the “Repurchase Program”), under which the Company may repurchase up to $25.0 million of its outstanding shares of common stock. Under the Repurchase Program, purchases may be made at management’s discretion from time to time in open-market transactions, in accordance with all applicable securities laws and regulations. In the second quarter, the Company repurchased approximately 1,074,842 shares under the Repurchase Program. The Repurchase Program will terminate upon the earlier of (i) November 1, 2024 or (ii) the repurchase of $1.5 million remaining availability under the Repurchase Program.

On July 30, 2024, the Company’s board of directors approved a new share repurchase program (the “New Repurchase Program”) under which the Company may repurchase up to $15.0 million of its outstanding shares of common stock. Under the New Repurchase Program, purchases may be made at management’s discretion from time to time in open-market transactions, in accordance with all applicable securities laws and regulations. If not renewed, the New Repurchase Program will terminate upon the earlier of (i) July 30, 2025 or (ii) the repurchase of $15.0 million of the Company's shares of common stock.

Recent Developments

The Company evaluated events subsequent to June 30, 2024 through August 8, 2024, the date the consolidated financial statements were issued.

On July 17, 2024, the Company increased its commitment to Elevate Services Inc. by $20.0 million, of which $3.0 million was funded at close.

On July 30, 2024, the Company's board of directors declared a regular distribution of $0.40 per share and a supplemental distribution of $0.05 per share for stockholders of record as of August 12, 2024, payable on or before August 26, 2024.

On July 31, 2024, Cloudpay, Inc. prepaid its outstanding principal balance of $75.0 million on the Company's senior secured loan.

Conference Call

Runway Growth will hold a conference call to discuss its second quarter ended June 30, 2024 financial results at 2:00 p.m. PT (5:00 p.m. ET) on Thursday, August 8, 2024. To participate in the conference call or webcast, participants should register online at the Runway Investor Relations website. The earnings call can also be accessed through the following links:

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Conference Call
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Webcast

A live webcast will be available in the investor section of the Company’s website, and will be archived for 90 days following the call.

About Runway Growth Finance Corp.

Runway Growth is a growing specialty finance company focused on providing flexible capital solutions to late- and growth-stage companies seeking an alternative to raising equity. Runway Growth is a closed-end investment fund that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended. Runway Growth is externally managed by Runway Growth Capital LLC, an established registered investment advisor that was formed in 2015 and led by industry veteran David Spreng. For more information, please visit www.runwaygrowth.com.

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Runway Growth’s filings with the Securities and Exchange Commission. Runway Growth undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Important Disclosures

Strategies described involve special risks that should be evaluated carefully before a decision is made to invest. Not all of the risks and other significant aspects of these strategies are discussed herein. Please see a more detailed discussion of these risk factors and other related risks in the Company’s most recent annual report on Form 10-K in the section entitled “Risk Factors”, which may be obtained on the Company’s website, www.runwaygrowth.com, or the SEC’s website, www.sec.gov.

IR Contacts:

Stefan Norbom, Prosek Partners, snorbom@prosek.com

Thomas B. Raterman, Chief Financial Officer and Chief Operating Officer, tr@runwaygrowth.com

RUNWAY GROWTH FINANCE CORP.

Consolidated Statements of Assets and Liabilities

(In thousands, except share and per share data)

	June 30, 2024	December 31, 2023
	(Unaudited)
Assets
Investments at fair value:
Non-control/non-affiliate investments at fair value (cost of $1,055,456 and $1,005,024, respectively)	$1,011,472	$972,604
Affiliate investments at fair value (cost of $59,025 and $58,861, respectively)	50,373	51,456
Control investments at fair value (cost of $1,600 and $950, respectively)	1,479	950
Investment in U.S. Treasury Bills at fair value (cost of $0 and $42,014, respectively)	—	41,999
Total investments at fair value (cost of $1,116,081 and $1,106,849, respectively)	1,063,324	1,067,009
Cash and cash equivalents	8,810	2,970
Interest and fees receivable	5,760	8,269
Other assets	342	905
Total assets	1,078,236	1,079,153
Liabilities
Debt:
Credit facility	309,000	272,000
2026 Notes	95,000	95,000
2027 Notes	152,250	152,250
Unamortized deferred debt costs	(7,562)	(9,172)
Total debt, less unamortized deferred debt costs	548,688	510,078
Incentive fees payable	13,865	12,500
Interest payable	7,010	6,764
Accrued expenses and other liabilities	2,289	2,740
Total liabilities	571,852	532,082
Net assets
Common stock, par value	414	414
Additional paid-in capital	605,108	605,110
Distributable earnings (losses)	(64,872)	(47,637)
Treasury stock	(34,266)	(10,816)
Total net assets	$506,384	$547,071

Shares of common stock outstanding ($0.01 par value, 100,000,000 shares authorized)	38,547,295	40,509,269
Net asset value per share	$13.14	$13.50

RUNWAY GROWTH FINANCE CORP.

Consolidated Statements of Operations

(Unaudited)

(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Investment income
From non-control/non-affiliate investments:
Interest income	$30,935	$33,818	$65,390	$68,671
Payment-in-kind interest income	2,330	6,425	6,537	10,221
Dividend income	—	319	—	643
Fee income	187	615	807	660
From affiliate investments:
Interest income	600	593	1,199	885
Other income	141	125	269	125
Total investment income	34,193	41,895	74,202	81,205
Operating expenses
Management fees	3,946	4,337	7,898	8,296
Incentive fees	3,649	4,920	8,317	9,483
Interest and other debt financing expenses	10,867	11,410	21,727	22,330
Professional fees	253	490	915	1,038
Administration agreement expenses	472	615	1,036	1,198
Insurance expense	209	268	417	536
Tax expense	—	—	2	50
Other expenses	206	179	635	352
Total operating expenses	19,602	22,219	40,947	43,283
Net investment income	14,591	19,676	33,255	37,922
Net realized and net change in unrealized gain (loss) on investments
Net realized gain (loss) on non-control/non-affiliate investments, including U.S. Treasury Bills	—	—	—	(1,178)
Net realized gain (loss) on investments, including U.S. Treasury Bills	—	—	—	(1,178)
Net change in unrealized gain (loss) on non-control/non-affiliate investments, including U.S. Treasury Bills	(6,484)	1,538	(11,549)	117
Net change in unrealized gain (loss) on affiliate investments	305	(103)	(1,247)	(6,089)
Net change in unrealized gain (loss) on control investments	(121)	1,209	(121)	3,532
Net change in unrealized gain (loss) on investments, including U.S. Treasury Bills	(6,300)	2,644	(12,917)	(2,440)
Net realized and unrealized gain (loss) on investments	(6,300)	2,644	(12,917)	(3,618)
Net increase (decrease) in net assets resulting from operations	$8,291	$22,320	$20,338	$34,304
Net investment income per common share (basic and diluted)	$0.37	$0.49	$0.84	$0.94
Net increase (decrease) in net assets resulting from operations per common share (basic and diluted)	$0.21	$0.55	$0.51	$0.85
Weighted average shares outstanding (basic and diluted)	39,180,767	40,509,269	39,786,511	40,509,269